Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-156098

WELLPOINT, INC.

FINAL TERM SHEET

Dated August 9, 2010

Issuer:	WellPoint, Inc.

Size:	$700 million aggregate principal amount of 4.350% Notes due 2020 $300 million aggregate principal amount of 5.800% Notes due 2040

Maturity:	August 15, 2020 for the 2020 Notes August 15, 2040 for the 2040 Notes

Coupon (Interest Rate):	4.350% for the 2020 Notes 5.800% for the 2040 Notes

Yield to Maturity:	4.368% for the 2020 Notes 5.879% for the 2040 Notes

Spread to Benchmark Treasury:	Treasury + 1.550% for the 2020 Notes Treasury + 1.875% for the 2040 Notes

Benchmark Treasury:	3.500% due 5/15/20 for the 2020 Notes 4.625% due 2/15/40 for the 2040 Notes

Benchmark Treasury Yield:	2.818% for the 2020 Notes 4.004% for the 2040 Notes

Interest Payment Dates:	February 15 and August 15 to record holders on the next preceding February 1 and August 1

First Coupon:	February 15, 2011

Redemption Provision:	Treasury Rate + 0.25% for the 2020 Notes Treasury Rate + 0.30% for the 2040 Notes

Price to Public:	99.855% for the 2020 Notes 98.892% for the 2040 Notes

Gross Proceeds to Issuer (before expenses)	$698,985,000 for the 2020 Notes $296,676,000 for the 2040 Notes

Net proceeds to Issuer (before expenses)	$694,435,000 for the 2020 Notes $294,051,000 for the 2040 Notes

Trade Date	August 9, 2010

Settlement Date:	August 12, 2010

Day Count:	30/360

CUSIP/ISINs:	94973V AS6 / US94973VAS60 (2020 Notes) 94973V AT4 / US94973VAT44 (2040 Notes)

Joint Book-Running Managers:	Goldman, Sachs & Co. UBS Securities LLC

Deutsche Bank Securities Inc. Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus, which, in the case of the issuer, you may request the prospectus by calling Corporate Secretary, (317) 488-6000 or emailing shareholder.services@wellpoint.com at WellPoint, Inc. In the case of Goldman, Sachs & Co., you may request the prospectus by calling (866) 471-2526, and in the case of UBS Securities LLC, you may request the prospectus by calling (877) 827-6444, ext. 561 3884.

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